Exhibit 4.77
AMENDMENT
TO THE 2nd RENEWAL OF RAGNAROK LICENSE AND DISTRIBUTION
AGREEMENT
THIS AMENDMENT (this “Amendment”) is made and entered into on this 29th day September, 2009 by and between Gravity Co., Ltd. (“Licensor”) and GungHo Online Entertainment, Inc. (“Licensee”).
RECITALS
WHEREAS, Licensor and Licensee (“Parties”) entered into the 2nd Renewal of Ragnarok License and Distribution Agreement dated September 29, 2006 (“Original Agreement”).
WHEREAS, the Parties to the Original Agreement now desire to amend the Original Agreement in accordance with the Article 15.7 of the Original Agreement as specified below.
NOW, THEREFORE, the Parties agree as follows:
1.	Definitions

1.1	“Existing Payment Gateways” shall refer to the payment gateway service preapproved by Licensor for this Amendment which are credit cards (VISA, MASTER and JCB), BitCash, Edy, WebMoney, G-Money, eBANK, Premo, PayCall, NetCASH, Mobile Edy, Mobile Suica GungHo Petit Ticket and mobile phones (NTT DoCoMo) only.

1.2	“Net Revenue” shall mean Gross Sales Amount minus Seven percent (7%) of such Gross Sales Amount as a total payment gateway fee for the Existing Payment Gateways.

1.3	“Additional Payment Gateway” shall refer to the payment gateway service provider(s) that Licensee elects to contract in addition to Existing Payment Gateways.

1.4	“Additional Advertisement and Promotion Expenses” shall mean the expenses spent by Licensee in addition to the minimum required spending specified in Advertisement and Promotion Section of this Amendment.

1.5	“Marketing Support Fee” shall mean Fifty percent (50%) of the Additional Advertisement and Promotion Expenses to promote the Game which Licensor pays to Licensee.

1.6	“Approved Marketing Expenses” shall mean only the expenses that have been booked officially and legally in the annual financial report of Licensee which has been audited by the third party certified accounting professionals.

1.7	Unless otherwise defined herein, all of the capitalized terms used herein shall have the same meanings as defined in the Original Agreement.

2.	Extend the Term of the Agreement

The Parties agree to extend the term of the Original Agreement for three (3) years (“Renewed Term”) from September, 29th, 2009 (“New Effective Date”) with conditions stated under the Original Agreement unless otherwise intentionally omitted, modified and/or amended under this Amendment.

3.	Payment and Taxes

3.1.	Renewal License Fee

Licensee shall pay to Licensor a non-recoupable and non-refundable Renewal license fee (“3rd Renewal License Fee”) in the amount of One Million Two Hundred United States Dollars (US$1,200,000) within fifteen (15) calendar days of the New Effective Date.

3.2	Royalty Payment and Report In addition to the 3rd Renewal License Fee specified in Section 3.1 of this Amendment, upon Licensee’s receipt of Licensor’s written invoice, Licensee shall pay to Licensor as Royalty Payments Forty percent (40% ) of the Net Revenue (as defined Section 1.2 above) during the Renewed Term. All other Royalty Payment and Report conditions shall remain the same as specified within Section 5.3 of the Original Agreement. For the avoidance of doubt, both Parties understand that no MG Payment is required for this Amendment.

4.	Advertising & Promotion

4.1	For the advertisement and promotion of the Game in the Territory, Licensee shall make a commercially reasonable effort to spend a minimum of Two Hundred Million Japanese Yen (JPY200,000,000) for each twelve-month period after the New Effective Date of this Amendment.

4.2	Licensor shall pay Licensee Marketing Support Fee, which shall not exceed One

Hundred Twenty Million Japanese Yen (JYP120,000,000) per each twelve-month period, within Sixty (60) calendar days from the date of the invoice that has been settled between Licensor and Licensee

5.	Additional Payment Gateway Fee Deduction

Licensor and Licensee shall agree to negotiate per case-by-case basis in case Licensee elects to add a new payment gateway service provider within the Renewed Term. For avoidance of confusion, Licensee is restricted to add a new payment gateway service provider without Licensor’s written approval.

6.	Both Parties understand that the following are the current addressees being effective as of the New Effective Date:
If to Licensor.
Attention: Mr. Chanki Kim
15F Nuritkum Square BIZ Tower, 1605 Sangam-Dong, Mapo-Gu, Seoul, Korea
Tel:+82-2-2132-7310
Fax: +82-2-2132-7330

If to Licensee
Attention: Mr. Masato Ochi
1-2-2 Yurakucho,Chiyoda-ku,Tokyo ,Japan
Tel:+ 81-3-5511-1404
Fax: + 81-3-5511-1405
Such addressees as stipulated above may be revised by respective Party by furnishing a written notice to the other Party from time to time.

7.	Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Amendment in duplicate and each party retains one copy.

GRAVITY Co., Ltd.			GungHo Online Entertainment, Inc.

By:			By:
	Name:	Toshiro Ohno		Name:	Kazuki Morishita
	Title:	President & CEO		Title:	President & CEO

By:
	Name:	Yoon Seok Kang
	Title:	CEO